CONSENT OF THE NILSON REPORT

January ___, 2011

Universal Business Payments Solutions Acquisition Corporation
Radnor Financial Center
150 North Radnor-Chester Road, Suite F-200
Radnor, Pennsylvania 19087

We hereby consent to the inclusion of references to our firm and the data we have prepared regarding the payment processing industry, in each case contained in the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

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